Exhibit 99.1

News Corporation

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2008

NEWS CORPORATION REPORTS SECOND QUARTER

ADJUSTED OPERATING INCOME OF $818 MILLION

ON REVENUE OF $7.9 BILLION

NEW YORK, NY, February 5, 2009 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for its second fiscal quarter ended December 31, 2008 with adjusted operating income of $818 million1 declining 42% as compared to operating income of $1.4 billion reported a year ago. During this second quarter, the Company recorded an $8.4 billion pre-tax non-cash impairment charge related to goodwill and identifiable intangible assets. Primarily as a result of this charge, the Company reported a net loss in the quarter of $6.4 billion ($2.45 per share) as compared to net income of $832 million ($0.27 per share) in the second quarter a year ago. Excluding the impairment charge, second quarter net income was $320 million ($0.12 per share)2.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“Our results for the quarter are a direct reflection of the grim economic climate. While we anticipated a weakening, the downturn is more severe and likely longer lasting than previously thought. As a result, we have been taking actions to preserve a solid level of operational profitability and a strong balance sheet without sacrificing future growth. We are implementing rigorous cost-cutting across all operations and reducing head count where appropriate. We believe our businesses are well positioned to withstand a lengthy downturn and to emerge stronger as the current economic situation improves.”

REVIEW OF OPERATING RESULTS

While the Company reported a second quarter operating loss of $7.6 billion as compared to the operating income of $1.4 billion reported a year ago, this loss reflects an $8.4 billion pre-tax non-cash impairment charge related to goodwill and identifiable intangible assets at the Television, Newspapers and Information Services and Other segments.

The following review of adjusted operating income by business segment excludes this $8.4 billion impairment charge, which is discussed further on page 5.

Second quarter consolidated adjusted operating income of $818 million, which excludes the non-cash impairment charge, declined 42% as compared to operating income of $1.4 billion reported a year ago. This result reflects double-digit percentage profit increases at the Cable Network Programming segment being more than offset by decreased contributions at the Company’s remaining operating segments.

[1]	See page 12 for a reconciliation of reported operating income to adjusted operating income by business segment.
[2]	See page 15 for a reconciliation of reported net income and EPS to adjusted net income and adjusted EPS.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2008

Adjusted Operating Income (Loss)

	3 Months Ended December 31,		6 Months Ended December 31,
	2008	2007	2008	2007
	US $ Millions
Filmed Entertainment	$112	$403	$363	$765
Television	18	245	72	428
Cable Network Programming	428	337	807	626
Direct Broadcast Satellite Television	10	62	175	110
Magazines and Inserts	86	85	154	164
Newspapers and Information Services	179	196	313	289
Book Publishing	23	67	26	103
Other	(38)	23	(139)	(20)

Adjusted Operating Income	$818	$1,418	$1,771	$2,465
Impairment charges	(8,444)	—	(8,444)	—

Operating (Loss) Income	$(7,626)	$1,418	$(6,673)	$2,465

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported second quarter operating income of $112 million as compared to $403 million reported in the same period a year ago. The decline primarily reflects the comparison to the prior year’s strong results, which included contributions from the home entertainment releases of The Simpsons Movie, Live Free or Die Hard and Fantastic Four: Rise of the Silver Surfer, as well as the pay-TV availability of Night at the Museum and Borat: Cultural Learnings of America for Make Benefit Glorious Nation of Kazakhstan.

The current quarter film results include launch costs for the successful worldwide theatrical release of The Day the Earth Stood Still and Max Payne, and the successful domestic theatrical release of Marley and Me, all of which opened #1 at the domestic box office on their respective opening weekends. In addition, this quarter included the theatrical release of Slumdog Millionaire, nominated for 10 Academy Awards, including Best Picture, and winner of four Golden Globes, including Best Picture – Drama.

Twentieth Century Fox Television reported lower contributions than a year ago as higher contributions from domestic syndication of How I Met Your Mother and Boston Legal were more than offset by lower home entertainment contributions.

TELEVISION

The Television segment reported second quarter adjusted operating income of $18 million, a decline of $227 million versus the same period a year ago, driven by decreased operating results at the Fox Television Stations, FOX Broadcast Network, STAR and MyNetworkTV.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2008

Fox Television Stations’ second quarter adjusted operating income declined 44% from the same period a year ago, reflecting a significant overall weakening of the local advertising markets despite increased political advertising revenues. Local television station advertising markets declined an estimated 19% in the quarter, as compared to a year ago. In addition, the year ago period included a full quarter of contributions from eight stations that were sold in July 2008.

At the FOX Broadcasting Company, second quarter operating results declined due to higher programming costs driven by an increase in license fees for returning series, as well as higher sports costs. The decrease in operating results also reflects lower advertising revenue from fewer games and lower ratings in Major League Baseball’s post-season. Following the end of the quarter, the network strengthened its schedule with the return of American Idol and 24.

STAR’s second quarter operating income decreased versus the same quarter a year ago due to advertising revenue declines, primarily in India, and the costs of the recent launch of regional channels in India. The decreases in advertising revenues were partially offset by higher syndication and subscription revenues.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported second quarter operating income of $428 million, an increase of $91 million over the second quarter a year ago. This 27% growth reflects increased contributions from Fox News Channel, the Big Ten Network and the Fox International Channels, partially offset by costs associated with the continued development of the Fox Business Network.

The Fox News Channel (FNC) increased its operating income 32% versus the second quarter a year ago, primarily from increased affiliate revenues on higher rates and advertising revenue growth from higher pricing. During the quarter, FNC achieved its highest rated quarter ever in prime time with coverage of the U.S. national and local elections. Additionally, viewership at FNC was more than 62% greater than its nearest competitor in prime time and more than 46% higher on a 24-hour basis, reflecting FNC’s broadcast of the top 5 shows in cable news and 10 of the top 14.

At the Company’s other cable channels, operating profit increased 25% from last year’s second quarter results. The increased contribution from the Fox International Channels was driven by continued advertising and affiliate growth in Latin America and Europe. The Big Ten Network achieved its first quarter of profitability having gained distribution on all major pay-TV platforms in the Big Ten markets. Slightly offsetting these improvements were decreased contributions from the Regional Sports Networks as increased affiliate revenue was offset by the absence of contributions from the three regional networks that were divested in February 2008.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2008

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported second quarter operating income of $10 million, a decrease of $52 million versus the $62 million in operating income reported a year ago, as local currency revenue growth of 6% was more than offset by increased operating expenses associated with higher subscriber volume, increased marketing and sports rights costs. The local currency revenue growth primarily reflects net subscriber additions of 322,000 over the past 12 months, bringing SKY Italia’s subscriber base to over 4.7 million at quarter-end. The local currency revenue improvement in the second quarter versus the prior year was reduced due to the change in the timing of revenue recognition associated with expanded soccer programming, which is now broadcast throughout fiscal 2009, as compared to only ten months of programming in fiscal 2008. This programming change shifts a portion of soccer revenues that were previously recognized in the last three fiscal quarters into the first quarter of the fiscal year.

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported second quarter operating income of $86 million, in line with the prior year. Higher revenue from both increased rates for in-store marketing products and higher custom publishing revenue in the free-standing inserts business was offset by higher paper costs.

NEWSPAPERS AND INFORMATION SERVICES

The Newspapers and Information Services segment reported second quarter adjusted operating income of $179 million, down $17 million from the $196 million reported in the same period a year ago, as lower depreciation expense and the inclusion of Dow Jones & Company adjusted operating income contributions of $59 million in the quarter were more than offset by lower advertising revenues in the U.K. and Australia.

The U.K. newspaper group reported operating income in local currency terms in line with that from a year ago, as the absence of accelerated depreciation on the decommissioned printing presses was offset by 10% lower advertising revenues. Circulation revenues increased slightly during the quarter mainly from price increases.

The Australian newspaper group reported 18% lower second quarter operating income in local currency terms versus the second quarter of fiscal 2008 primarily due to lower classified advertising revenues resulting from declines in the employment and auto sectors and higher costs associated with pension expenses and headcount reductions. Overall advertising revenues were down 4% as compared to a year ago. Circulation revenues were in line with the second quarter of the prior year.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2008

BOOK PUBLISHING

HarperCollins operating income decreased $44 million versus the same period a year ago due to lower sales driven by the weakening retail market as well as a difficult comparison to a year ago that included strong sales of The Daring Book for Girls by Andrea J. Buchanan and Miriam Peskowitz, The Dangerous Book for Boys by Conn and Hal Iggulden and Deceptively Delicious by Jessica Seinfeld. In addition, segment profits for the quarter were down due to charges related to the bankruptcy of a major UK distributor.

Second quarter results included solid sales of The Hour I First Believed by Wally Lamb, A Lion Among Men by Gregory Maguire, If You Give a Cat a Cupcake by Laura Numeroff and Multiple Blessings by Jon and Kate Gosselin and Beth Carson. During the quarter, HarperCollins had 50 books on The New York Times bestseller list, including six books that reached the #1 spot.

OTHER

The Other segment reported a second quarter adjusted operating loss of $38 million, a $61 million decline from the operating results of a year ago, primarily due to lower contributions from Fox Interactive Media (FIM) and NDS. The decline in FIM operating results was driven by increased costs associated with the growth in unique users, international expansion, the launch of MySpace music and new features, as well as lower subscription revenue at IGN. The decline at NDS was driven by lower conditional access revenue as compared to the same period a year ago.

PRE-TAX NON-CASH IMPAIRMENT CHARGE

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, the Company recorded a non-cash impairment charge of approximately $8.4 billion. The charge consisted of a write-down of the Company’s indefinite-lived intangibles (primarily FCC licenses) of $4.6 billion, a write-down of $3.6 billion of goodwill and a write-down of Newspapers and Information Services fixed assets of $185 million in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company will continue to monitor its long-lived assets for possible future impairment.

DIVIDENDS

A dividend of $0.06 per Class A share and Class B share has been declared and is payable on April 15, 2009. The record date for determining dividend entitlements is March 11, 2009.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2008

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Second quarter earnings from affiliates were $30 million as compared to losses from affiliates of $50 million in the same period a year ago. This improvement was primarily driven by higher contributions from BSkyB as a result of a lower write-down of its ITV plc investment in the current period, which were partially offset by the absence of earnings from The DIRECTV Group as a result of its disposition in fiscal 2008.

The Company’s share of equity earnings (losses) of affiliates is as follows:

			3 Months Ended December 31,		6 Months Ended December 31,
	% Owned		2008	2007	2008	2007
			US $ Millions
BSkyB	39	% (a)	$57	$(193)	$109	$(129)
The DIRECTV Group	0	% (b)	—	116	—	220
Other affiliates	Various	(c)	(27)	27	(438)	105

Total equity earnings (losses) of affiliates			$30	$(50)	$(329)	$196

(a)	Please refer to BSkyB’s earnings releases and SEC filings for detailed information.

(b)	As a result of the transaction with Liberty Media Corporation that was completed on February 27, 2008, News Corporation no longer has an equity ownership interest in The DIRECTV Group.

(c)	Primarily comprised of Premiere AG, Australian and STAR equity affiliates and Gemstar-TV Guide International (through May 2, 2008).

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2008

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date profit results are as follows:

	6 Months Ended December 31,
	2008	2007
Australian Dollar/U.S. Dollar	0.77	0.87
U.K. Pounds Sterling/U.S. Dollar	1.72	2.03
Euro/U.S. Dollar	1.41	1.41

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com

Audio from News Corp’s conference call with analysts on the second quarter results can be heard live on the Internet at 4:30 p.m. Eastern Standard Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Teri Everett, Press Inquiries
212-852-7092	212-852-7070

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2008

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended December 31,		6 Months Ended December 31,
	2008	2007	2008	2007
	US $ Millions (except per share amounts)
Revenues	$7,871	$8,590	$15,380	$15,657
Expenses:
Operating	5,161	5,443	9,733	9,851
Selling, general and administrative	1,609	1,442	3,297	2,732
Depreciation and amortization	283	287	579	609
Impairment charges	8,444	—	8,444	—

Operating (loss) income	(7,626)	1,418	(6,673)	2,465
Other income (expense):
Equity earnings (losses) of affiliates	30	(50)	(329)	196
Interest expense, net	(231)	(245)	(452)	(458)
Interest income	20	78	60	178
Other, net	(98)	187	206	187

(Loss) Income before income tax expense and minority interest in subsidiaries	(7,905)	1,388	(7,188)	2,568
Income tax benefit (expense)	1,514	(520)	1,333	(934)
Minority interest in subsidiaries, net of tax	(26)	(36)	(47)	(70)

Net (loss) income	$(6,417)	$832	$(5,902)	$1,564

Weighted average shares: basic	2,614	3,126	2,612	3,126
diluted	2,614	3,139	2,612	3,139
(Loss) Earnings per share amounts - basic and diluted	$(2.45)	$0.27	$(2.26)	$0.50

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2008

CONSOLIDATED BALANCE SHEETS

	December 31, 2008	June 30, 2008
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$3,621	$4,662
Receivables, net	6,904	6,985
Inventories, net	2,753	2,255
Other	557	460

Total current assets	13,835	14,362

Non-current assets:
Receivables	403	464
Investments	2,368	3,284
Inventories, net	3,313	3,064
Property, plant and equipment, net	5,874	7,021
Intangible assets, net	8,927	14,460
Goodwill	14,372	18,620
Other non-current assets	1,135	1,033

Total non-current assets	36,392	47,946

Total assets	$50,227	$62,308

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$81	$281
Accounts payable, accrued expenses and other current liabilities	5,130	5,695
Participations, residuals and royalties payable	1,192	1,288
Program rights payable	993	1,084
Deferred revenue	989	834

Total current liabilities	8,385	9,182

Non-current liabilities:
Borrowings	13,192	13,230
Other liabilities	4,437	4,823
Deferred income taxes	3,364	5,456
Minority interest in subsidiaries	852	994
Commitments and contingencies
Stockholders’ Equity:
Class A common stock, $0.01 par value	18	18
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	17,253	17,214
Retained earnings and accumulated other comprehensive income	2,718	11,383

Total stockholders’ equity	19,997	28,623

Total liabilities and stockholders’ equity	$50,227	$62,308

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2008

CONSOLIDATED STATEMENTS OF CASH FLOWS

	6 Months Ended December 31,
	2008	2007
	US $ Millions
Operating activities:
Net (loss) income	$(5,902)	$1,564
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Depreciation and amortization	579	609
Amortization of cable distribution investments	42	35
Equity losses (earnings) of affiliates	329	(196)
Cash distributions received from affiliates	140	158
Impairment charges, net of tax of $1.7 billion	6,737	—
Other, net	(206)	(187)
Minority interest in subsidiaries, net of tax	47	70
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(519)	(1,441)
Inventories, net	(858)	(667)
Accounts payable and other liabilities	(784)	794

Net cash (used in) provided by operating activities	(395)	739

Investing activities:
Property, plant and equipment, net of acquisitions	(591)	(699)
Acquisitions, net of cash acquired	(473)	(5,368)
Investments in equity affiliates	(34)	(21)
Other investments	(33)	(40)
Proceeds from sale of investments and other non-current assets	973	299

Net cash used in investing activities	(158)	(5,829)

Financing activities:
Borrowings	47	1,262
Repayment of borrowings	(255)	(132)
Issuance of shares	4	66
Repurchase of shares	—	(122)
Dividends paid	(177)	(186)
Other, net	18	22

Net cash (used in) provided by financing activities	(363)	910

Net decrease in cash and cash equivalents	(916)	(4,180)
Cash and cash equivalents, beginning of period	4,662	7,654
Exchange movement on opening cash balance	(125)	21

Cash and cash equivalents, end of period	$3,621	$3,495

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2008

SEGMENT INFORMATION

	3 Months Ended December 31,		6 Months Ended December 31,
	2008	2007	2008	2007
	US $ Millions
Revenues
Filmed Entertainment	$1,485	$1,976	$2,744	$3,558
Television	1,269	1,530	2,243	2,675
Cable Network Programming	1,358	1,236	2,667	2,338
Direct Broadcast Satellite Television	922	955	1,891	1,702
Magazines and Inserts	284	273	543	537
Newspapers and Information Services	1,505	1,416	3,210	2,660
Book Publishing	305	406	620	736
Other	743	798	1,462	1,451

	$7,871	$8,590	$15,380	$15,657

Adjusted Operating Income
Filmed Entertainment	$112	$403	$363	$765
Television	18	245	72	428
Cable Network Programming	428	337	807	626
Direct Broadcast Satellite Television	10	62	175	110
Magazines and Inserts	86	85	154	164
Newspapers and Information Services	179	196	313	289
Book Publishing	23	67	26	103
Other	(38)	23	(139)	(20)

	$818	$1,418	$1,771	$2,465

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2008

NOTE 1 - ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Adjusted operating income (loss) is defined as operating income (loss) plus impairment charges and eliminates the variable effect across all business segments of the non-cash impairment charges recorded in the three months ended December 31, 2008. An impairment charge is recorded for the difference between the carrying value and the net present value of estimated future cash flows, which represents the estimated fair value of the asset.

Adjusted operating income before depreciation and amortization is defined as Adjusted operating income (loss) plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from Operating income (loss) before depreciation and amortization.

Adjusted operating income (loss) and Adjusted operating income before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, operating income (loss), net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements, and these measures exclude items, such as impairment charges, depreciation and amortization, which are significant components in assessing the Company’s financial performance.

Management believes that Adjusted operating income (loss) and Adjusted operating income before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business segments. Adjusted operating income (loss) and Adjusted operating income before depreciation and amortization, represent the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical data and competitors’ data.

The following table reconciles Adjusted operating income before depreciation and amortization to the presentation of operating income (loss).

	3 Months Ended December 31,		6 Months Ended December 31,
	2008	2007	2008	2007
	US $ Millions
Operating (loss) income	$(7,626)	$1,418	$(6,673)	$2,465
Impairment charges	8,444	—	8,444	—

Adjusted Operating income	818	1,418	1,771	2,465
Depreciation and amortization	283	287	579	609
Amortization of cable distribution investments	19	23	42	35

Adjusted Operating income before depreciation and amortization	$1,120	$1,728	$2,392	$3,109

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2008

	For the Three Months Ended December 31, 2008 (US $ Millions)
	Operating income (loss)	Impairment charges	Adjusted Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Adjusted Operating income before depreciation and amortization
Filmed Entertainment	$112	$—	$112	$23	$—	$135
Television	(4,539)	4,557	18	23	—	41
Cable Network Programming	428	—	428	28	19	475
Direct Broadcast Satellite Television	10	—	10	56	—	66
Magazines and Inserts	86	—	86	3	—	89
Newspapers and Information Services	(2,876)	3,055	179	76	—	255
Book Publishing	23	—	23	2	—	25
Other	(870)	832	(38)	72	—	34

Consolidated Total	$(7,626)	$8,444	$818	$283	$19	$1,120

	For the Three Months Ended December 31, 2007 (US $ Millions)
	Operating income	Depreciation and amortization	Amortization of cable distribution investments	Operating income before depreciation and amortization
Filmed Entertainment	$403	$21	$—	$424
Television	245	25	—	270
Cable Network Programming	337	19	23	379
Direct Broadcast Satellite Television	62	54	—	116
Magazines and Inserts	85	2	—	87
Newspapers and Information Services	196	105	—	301
Book Publishing	67	2	—	69
Other	23	59	—	82

Consolidated Total	$1,418	$287	$23	$1,728

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2008

	For the Six Months Ended December 31, 2008 (US $ Millions)
	Operating income (loss)	Impairment charges	Adjusted Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Adjusted Operating income before depreciation and amortization
Filmed Entertainment	$363	$—	$363	$46	$—	$409
Television	(4,485)	4,557	72	45	—	117
Cable Network Programming	807	—	807	57	42	906
Direct Broadcast Satellite Television	175	—	175	116	—	291
Magazines and Inserts	154	—	154	5	—	159
Newspapers and Information Services	(2,742)	3,055	313	166	—	479
Book Publishing	26	—	26	4	—	30
Other	(971)	832	(139)	140	—	1

Consolidated Total	$(6,673)	$8,444	$1,771	$579	$42	$2,392

	For the Six Months Ended December 31, 2007 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income before depreciation and amortization
Filmed Entertainment	$765	$42	$—	$807
Television	428	49	—	477
Cable Network Programming	626	39	35	700
Direct Broadcast Satellite Television	110	104	—	214
Magazines and Inserts	164	4	—	168
Newspapers and Information Services	289	244	—	533
Book Publishing	103	4	—	107
Other	(20)	123	—	103

Consolidated Total	$2,465	$609	$35	$3,109

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2008

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS

The calculation of net income and earnings per share excluding Impairment charges may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Net income and earnings per share excluding Impairment charges are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and earnings per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses net income and earnings per share excluding Impairment charges to evaluate the performance of the Company’s operations exclusive of Impairment charges that impact the comparability of results from period to period.

Reconciliation of net income and diluted earning per share before Impairment charges compared to GAAP net income and diluted earnings per share:

	3 Months Ended December 31, 2008		3 Months Ended December 31, 2007
	Net (loss) income	EPS	Net income	EPS
	(in US$ millions, except per share data)
As reported	$(6,417)	$(2.45)	$832	$0.27
Impairment charges, net of tax	6,737	2.58	—	—
Rounding	—	(0.01)	—	—

Excluding impairment charges	$320	$0.12	$832	$0.27